Exhibit (d)(18)(iii)

EQ ADVISORS TRUST

AMENDMENT NO. 2 TO THE

INVESTMENT SUB-ADVISORY AGREEMENT

AMENDMENT NO. 2 to the Investment Sub-Advisory Agreement effective October 1, 2022 (“Amendment No. 2”) between Equitable Investment Management Group, LLC, a Delaware limited liability company (“EIM” or “Adviser”), and Invesco Advisers, Inc., a Delaware corporation (“Invesco” or “Sub-Adviser”).

WHEREAS, EIM and the Sub-Adviser have agreed to amend the Investment Sub-Advisory Agreement to modify the fee payable to the Sub-Adviser for investment advisory and other services the Sub-Adviser provides to the EQ/Invesco Global Portfolio and an allocated portion of EQ/Global Equity Managed Volatility Portfolio (the “Global Portfolios”);

NOW, THEREFORE, EIM and Invesco agree to modify the Investment Sub-Advisory Agreement dated as of July 16, 2020 (“Agreement”) as follows:

1.

Appendix A. Appendix A to the Agreement setting forth the Portfolios of the Trust for which Invesco is appointed as the Sub-Adviser and the fee payable to the Sub-Adviser with respect to the Portfolios is hereby replaced in its entirety by Appendix A attached hereto.

2.	Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 2 as of the date first set forth above.

EQUITABLE INVESTMENT MANAGEMENT GROUP, LLC		INVESCO ADVISERS, INC.

By:	/s/ Kenneth Kozlowski Kenneth Kozlowski Director, Executive Vice President and Chief Investment Officer	By:	/s/ Nicole Filingeri Name: Nicole Filingeri Title: Vice President

APPENDIX A

TO AMENDMENT NO. 2 TO THE

INVESTMENT SUB-ADVISORY AGREEMENT

The Adviser shall pay the Sub-Adviser monthly compensation computed daily at an annual rate equal to the following:

Portfolio(s)	Annual Sub-Advisory Fee Rate

Allocation Portfolios, which shall consist of the EQ/Invesco Moderate Allocation Portfolio and Other Portfolios identified directly below (collectively referred to as “Allocation Portfolios”):

EQ/Invesco Moderate Growth Allocation Portfolio**

0.25% of the Allocation Portfolios’ average daily net assets up to and including $1 billion; and 0.23% of the Allocation Portfolios’ average daily net assets in excess of $1 billion***

Global Portfolios, which shall consist of the EQ/Invesco Global Portfolio and Other Portfolios identified directly below (collectively referred to as “Global Portfolios”):

EQ/Global Equity Managed Volatility Portfolio*,**

0.40% of the Global Portfolios’ average daily net assets up to and including $100 million;

0.35% of the Global Portfolios’ average daily net assets over $100 million and up to and including $350 million; and

0.30% of the Global Portfolios’ average daily net assets in excess of $350 million***

EQ/Invesco Comstock Portfolio

0.40% of the Portfolio’s average daily net assets up to and including $250 million;

0.375% of the Portfolio’s average daily net assets over $250 million and up to and including $500 million;

0.35% of the Portfolio’s average daily net assets over $500 million and up to and including $1 billion; and

0.275% of the Portfolio’s average daily net assets in excess of $1 billion

EQ/Invesco Global Real Assets Portfolio	0.45% of the Portfolio’s average daily net assets

EQ/Invesco International Growth Portfolio	0.45% of the Portfolio’s average daily net assets up to and including $150 million; 0.40% of the Portfolio’s average daily net assets over $150 million and up to and including $300 million;

0.375% of the Portfolio’s average daily net assets over $300 million and up to and including $600 million; and 0.35% of the Portfolio’s average daily net assets in excess of $600 million

*

Fee to be paid with respect to this Portfolio shall be based only on the portion of the Portfolio’s average daily net assets sub-advised by the Sub-Adviser, which may be referred to as the “Sub-Adviser Allocation Portion.”

**

Other Portfolios are other investment companies (or series or portions thereof) that are advised by the Adviser and sub-advised by the Sub-Adviser, which are classified as “Allocation Portfolios” or “Global Portfolios”.

***

The daily sub-advisory fee for the Portfolio/Sub-Adviser Allocation Portion is calculated by multiplying the aggregate net assets of the Portfolio/Sub-Adviser Allocation Portion at the close of the immediately preceding business day by the Annual Sub-Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year. The daily sub-advisory fee applicable to each Portfolio/Sub-Adviser Allocation Portion is the portion of the daily sub-advisory fee for the related portfolios that is equal to the Portfolio’s/Sub-Adviser Allocation Portion’s net assets relative to the aggregate net assets of the related portfolios, including the Portfolio/Sub-Adviser Allocation Portion, used in the fee calculation for that day.